Exhibit 99.1

Jun 10, 2015

Vericel Announces Plan to Submit Biologics License Application to FDA by Year-End 2015 for MACI for the Treatment of Cartilage Defects in the Knee

CAMBRIDGE, Mass., June 10, 2015 (GLOBE NEWSWIRE) — Vericel Corporation (Nasdaq:VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today announced that following discussions with the U.S. Food and Drug Administration (FDA) the company plans to submit a Biologics License Application (BLA) to the FDA by the end of 2015 for MACI™ for the treatment of focal chondral cartilage defects in the knee.

“We have had very productive discussions with the FDA regarding the regulatory pathway for the submission of the MACI BLA in the United States,” said David Recker, MD, chief medical officer of Vericel. “Our planned MACI BLA submission reflects Vericel’s commitment to deliver innovative therapies for patients with serious cartilage injuries in the knee.”

MACI (matrix-applied characterized autologous cultured chondrocytes) is a third-generation autologous chondrocyte implantation (ACI) product for the treatment of cartilage defects in the knee. MACI was the first tissue-engineered product approved under the Advanced Therapy Medicinal Product guidelines by the European Commission. The pivotal Phase 3 clinical trial supporting MACI registration in Europe (the Superiority of MACI Implant to Microfracture Treatment, or SUMMIT study) demonstrated a statistically significant and clinically meaningful improvement in the co-primary endpoint of pain and function for patients treated with a MACI implant compared to microfracture at two years.

About Vericel Corporation

Vericel Corporation (formerly Aastrom Biosciences, Inc.) is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions. The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area. Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit the company’s website at www.vcel.com.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, integration of the acquired business, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory submission and approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues and perceived market demand for our products. These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on March 25, 2015, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:	Investors:

Chad Rubin

The Trout Group

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(646) 378-2947

or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922

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Bill Berry

Berry & Company

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